EXHIBIT 10.1

Philip A. Hodges

8912 Yucatan Court

Naples, FL 34112

Dear Phil,

This letter is here to confirm the change in your role at Boston Beer. Detailed below are the parameters surrounding your compensation and employment with this new position.

Title: Chief Operating Officer, reporting to Jim Koch, CEO, Brewer and Founder

Location: Your job has been classified as Part Time BBC Location Based (Hybrid). Please note that Boston Beer reserves the right to adjust job location classification as business needs may change throughout the course of your employment with us.

Anticipated Start Date: 10/20/2025

Base Salary: $800,000, payable annually

Bonus Potential: You be eligible for a bonus target of 100% of your Bonus Eligible Salary (actual salary earned during the bonus year). Actual attainment could be higher or lower based on company and individual performance and will be prorated based on your start date. To be eligible for a bonus payment you must be employed by The Boston Beer Company prior to October 1st of the bonus year, and also on the last business day of the bonus year, typically December 31st, or the last business day of the calendar year.

Long-Term Equity (LTE) Grant: You will be granted LTE grants with a total value of $12,000,000, of which 75% will be in the form of time-based Non-Qualified Stock Options (the “Option”) and 25% in the form of time-based restricted stock units (the “RSUs”, and together with the Option, your “October 2025 LTE Award”). The Option will be valued at approximately $9,000,000 and will be granted on or around October 28, 2025 (the “Grant Date”). The number of shares will be determined on the Grant Date based on the market price of the Class A Shares on the day prior to the Grant Date (the “Closing Price”), and the per share exercise price will be the Closing Price. The Option will vest as to one third of the shares covered by the award on January 1 in each of 2026, 2027 and 2028, contingent upon your continued employment by the Company on the applicable vesting dates. The Option will terminate on the sooner to occur of: (a) the close of business on October 27, 2035; or (b) the expiration of three (3) years after you cease to be an employee of the Company. The RSUs will be valued at approximately $3,000,000 and will also be granted on the Grant Date, with the number of RSU shares determined on the Grant Date based on the Closing Price. The RSUs will vest as to one third of the shares covered by the award on January 1 in each of 2026, 2027 and 2028, contingent upon your continued employment by the Company on the applicable vesting dates.

EXHIBIT 10.1

Accelerated Vesting of Equity Grants: In the event that: (1) your O-1 Visa is revoked for reasons other than your actions or omissions; and (2) your employment with the Company is terminated by the Company as a result of such revocation, then all unvested October 2025 LTE Award shares scheduled to vest within one year of your employment termination date will immediately vest on your employment termination date.

In the event that: (1) C. James Koch or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock after July 27, 2026; and (2) the Chief Operating Officer role is eliminated; and (3) your employment with the Company is terminated or your role is reduced without cause, then all unvested October 2025 LTE Award shares will immediately vest.

Performance and Compensation Reviews: Performance reviews are conducted annually beginning in January. Consideration for a merit increase is dependent upon individual and company performance and is awarded at the discretion of the company. Merit increases are announced in February and become effective in March. If your start date is on or after December 1st you will not be eligible for a merit increase in the coming year. Your eligibility will begin annually effective March of the following year.

Benefits & Other Allowances: You will continue to receive the same benefits, allowances, and PTO per Boston Beer Company standard policies.

Employment Agreement: The following section does not apply to coworkers based in California. As a condition of your employment in this position, you are required to sign and return to Boston Beer the attached Employment Agreement and you acknowledge that you have been given ten (10) business days to review this document prior to your start date. The Employment Agreement is incorporated into and is a part of this offer of employment. This position has been identified as a position that is covered by the non-competition clause in the Employment Agreement. The Company reserves the right to enforce the non-compete in accordance with state law.

As additional consideration for your agreeing to and complying with the non-competition provision set forth in Section 4(a) of the Employment Agreement, Boston Beer agrees to pay you $10,000 (minus all required tax withholdings) at the time your employment with Boston Beer terminates, if your employment terminates on account of your voluntary resignation, or if Boston Beer terminates your employment with cause (as cause is defined in the Employment Agreement), subject to BBC’s election, at the time of termination, to enforce the non-competition covenant. Please review the Employment Agreement carefully. You have the right to consult with an attorney about the Employment Agreement before signing it.

By signing this Offer Letter, you are acknowledging that you have received a copy of the Employment Agreement. This copy is for your review and is not in a format that is suitable for signing. You will receive a copy of the Employment Agreement in a format that is suitable for signing on the effective start date of your new role. Signing the Employment Agreement is a condition of your employment at The Boston Beer Company. Failure to do so may result the revocation of your offer of employment.

Enforceability of the non-compete is dependent on state law. We are committed to adhering to all federal, state, and local laws. Enforcement of the non-compete against coworkers may also be based on salary and bonus earnings in several states, including but not limited to: CO, DC, IL, ME, MD, NH, OR, RI, VA, WA. We reserve the right to enforce the noncompete against coworkers in all states, except where enforcement is prohibited or limited by law, regardless of

EXHIBIT 10.1

salary. If you have questions about whether you are bound to the non-compete contained in the Employment Agreement, please consult with an attorney prior to signing the Employment Agreement.

At Will Employment: Your employment is, and will at all times remain, at will, meaning that you or the company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting our offer of employment, you confirm that you understand you are at will status.

Please indicate your acceptance of this offer by e-signing and accepting this letter.

We are looking forward to you taking on this new opportunity.

Cheers,

/s/ Jim Koch

____________________________________

C. James Koch, Chairman, President & CEO

Accepted and Acknowledged:

/s/ Philip A. Hodges

____________________________________

Philip A. Hodges